                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                            PAPER WAREHOUSE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                                              Preliminary Copy

                                     [LOGO]
                              PAPER WAREHOUSE, INC.
                            7630 Excelsior Boulevard
                          Minneapolis, Minnesota 55426
                         ------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD JUNE 9, 2000
                          -----------------------------

TO THE SHAREHOLDERS OF PAPER WAREHOUSE, INC.:

         The Annual Meeting of Shareholders of Paper Warehouse, Inc., a Minnesota corporation (the "Company"), will be held on Friday, June 9, 2000, at 10:00 a.m., local time, at the Company's corporate headquarters at 7630 Excelsior Boulevard, Minneapolis, Minnesota 55426, for the following purposes:

         1. To consider and act upon a proposal to decrease the number of members of the Board of Directors to six (6).

         2. To elect six (6) persons to serve as directors until the next annual meeting of shareholders or until their respective successors shall be elected and qualified.

         3. To transact such other business as may properly come before the meeting or any adjournment thereof.

         Only shareholders of record at the close of business on April 30, 2000 will be entitled to notice of, and to vote at, the meeting and any adjournments thereof.

                                          By Order of the Board of Directors,

                                          /s/ Diane C. Dolginow

                                          Diane C. Dolginow
                                          SECRETARY

May 10, 1999
Minneapolis, Minnesota

--------------------------------------------------------------------------------
YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. NO ADMISSION TICKET OR OTHER CREDENTIALS WILL BE NECESSARY. IF YOU DO NOT PLAN TO ATTEND THE MEETING, PLEASE BE SURE YOU ARE REPRESENTED AT THE MEETING BY MARKING, SIGNING, DATING AND MAILING THE ENCLOSED PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.
--------------------------------------------------------------------------------

                              PAPER WAREHOUSE, INC.
                            7630 EXCELSIOR BOULEVARD
                          MINNEAPOLIS, MINNESOTA 55426
                                 (612) 936-1000

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                                  JUNE 9, 2000


                                  INTRODUCTION

         The Annual Meeting of Shareholders (the "Annual Meeting") of Paper Warehouse, Inc. (the "Company") will be held on Friday, June 9, 2000, at 10:00 a.m., local time, at the Company's corporate headquarters at 7630 Excelsior Boulevard, Minneapolis, Minnesota 55426, or at any adjournment or adjournments thereof, for the purposes set forth in the Notice of Meeting.

         A proxy card is enclosed for your use. YOU ARE SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS TO SIGN AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE. No postage is required if mailed within the United States. The cost of soliciting proxies, including the preparation, assembly and mailing of proxies and soliciting material, as well as the cost of forwarding such material to the beneficial owners of the Company's common stock, $.01 par value (the "Common Stock"), will be borne by the Company. Directors, officers and regular employees of the Company may, without compensation other than their regular compensation, solicit proxies by telephone, telegraph or personal conversation. The Company may reimburse brokerage firms and others for expenses in forwarding proxy materials to the beneficial owners of the Common Stock.

         Any shareholder giving a proxy may revoke it at any time prior to its use at the Annual Meeting either by giving written notice of such revocation to the Secretary of the Company, by filing a duly executed proxy bearing a later date with the Secretary of the Company, or by appearing at the Annual Meeting and filing written notice of revocation with the Secretary of the Company prior to use of the proxy. Proxies will be voted as specified by shareholders. Proxies that are signed by shareholders but that lack any such specification will be voted in favor of the proposals set forth in the Notice of Meeting and in favor of the election of the nominees for directors as listed in this Proxy Statement. Abstentions from such proposals are treated as votes against such proposals. Broker non-votes on such proposals (I.E., a card returned by a broker because voting instructions have not been received and the broker has no discretionary authority to vote) are treated as shares with respect to which voting power has been withheld by the beneficial holders of those shares and, therefore, as shares not entitled to vote on such proposals.

         THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE DECREASE OF THE NUMBER OF DIRECTORS TO SIX AND THE ELECTION OF THE NOMINEES FOR DIRECTORS LISTED IN THIS PROXY STATEMENT.

         The Company expects that the Proxy Statement and Proxy Card will first be mailed to shareholders on or about May 10, 2000.

                                VOTING OF SHARES

         Only holders of the Common Stock of record at the close of business on April 30, 2000 will be entitled to vote at the Annual Meeting. On April 30, 2000, the Company had 4,639,475 outstanding shares of Common Stock. Each share of Common Stock entitles the holder thereof to one vote on each matter to be voted on at the Annual Meeting. Holders of shares of Common Stock are not entitled to cumulative voting rights.

         The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting (2,319,738 shares) will constitute a quorum for the transaction of business at the Annual Meeting. Shares of Common Stock represented by a properly signed and returned proxy card will be counted as shares present and entitled to vote at the Annual Meeting for purposes of determining a quorum, without regard to whether the card reflects abstentions (or is left blank) or reflects a broker non-vote on a matter.



                     DECREASE THE NUMBER OF DIRECTORS TO SIX
                                (PROPOSAL NO. 1)


         The bylaws of the Company provide that the Board of Directors shall consist of not less than one (1) nor more than seven (7) directors. The number of directors may be either increased or decreased by a resolution of the shareholders at their regular meeting or at a special meeting called for that purpose, or may be increased by a resolution of the majority of the Board of Directors.

         For most of fiscal 1999, the Board of Directors consisted of seven members. In December 1999, however, Brent D. Schlosser's resignation left a vacancy on the Board that the remainder of directors decided not to fill. Based on Mr. Schlosser's resignation and the current vacancy that the Board has determined not to fill, the Board recommends that the number of directors on the Board be decreased to six.

BOARD OF DIRECTORS RECOMMENDATION

         The approval of this proposal requires the affirmative vote of a majority of the shares of Common Stock present and entitled to vote in person or by proxy on this matter at the Annual Meeting, and at least a majority of the minimum number of votes necessary for a quorum. Unless a contrary choice is specified on the proxy card, proxies solicited by the Board of Directors will be voted FOR approval of the proposal decreasing the number of directors to six. The Board of Directors recommends that the shareholders vote FOR the decrease of the number of directors to six. The Board intends to vote the proxies solicited on its behalf (other than proxies in which the vote is against the proposal) FOR the decrease in the number of directors to six.

         The Board of Directors has nominated six individuals for election to the Board at the Annual Meeting. See "Election of Directors" below. If the proposal to decrease the number of directors to six is not approved at the Annual Meeting, the number of directors will remain at seven and the Board in its discretion will have the authority to select an additional nominee to be elected at the Annual Meeting or to fill this vacancy following the Annual Meeting by appointing a director to serve until his or her successor is elected by the shareholders at the next annual or special meeting of the shareholders.

                              ELECTION OF DIRECTORS
                                (PROPOSAL NO. 2)

NOMINATION

         The Board has nominated the six individuals named below to stand for election at the Annual Meeting. Directors elected at the Annual Meeting will hold office until the next Annual Meeting of Shareholders or until their respective successors have been elected and qualified. All of the nominees are current members of the Board and have consented to serve as a director, if elected.

         The election of each director requires the affirmative vote of a majority of the outstanding shares of Common Stock represented in person or by proxy at the Annual Meeting, provided that a quorum consisting of a majority of the voting power of the Company's outstanding shareholders is represented either in person or by a proxy at the Annual Meeting. The Board recommends a vote FOR the election of each of the nominees listed in this Proxy Statement. In the absence of other instructions, the Board intends to vote the proxies solicited on its behalf (other than proxies in which the vote is withheld) FOR the election of each of the nominees as directors.

         If prior to the Annual Meeting the Board should learn that any of the nominees will be unable to serve by reason of death, incapacity or other unexpected occurrence, the proxies will be cast for another nominee to be designated by the Board to fill such vacancy, unless a shareholder indicates to the contrary on his or her proxy. Alternatively, the proxies may, at the Board's discretion, be voted for such fewer nominees as results from such death, incapacity or other unexpected occurrence. The Board has no reason to believe that any of the nominees will be unable to serve.

INFORMATION ABOUT NOMINEES

         The following table sets forth certain information as of March 1, 2000, which has been furnished to the Company by the persons who have been nominated by the Board to serve as directors for the ensuing year.



NAME OF NOMINEES                                       PRINCIPAL                                   DIRECTOR
FOR ELECTION                           AGE             OCCUPATION                                   SINCE
------------                           ---             ----------                                   -----
Yale T. Dolginow (1)                    57  Chairman of the Board, President and Chief                1986
                                            Executive Officer of the Company

Arthur H. Cobb (2)                      49  President of Cobb & Associates, Ltd.                      1992

Diane C. Dolginow                       56  Secretary of the Company                                  1986

Jeffrey S. Halpern(1)                   57  Chairman of the Board and Chief Executive Officer         1997
                                            of Southwest Casino and Hotel Corp.

Marvin W. Goldstein (1)(2)              56  Private Investor                                          1996

Martin A. Mayer (1)(2)                  57  Financial Consultant                                      1992
----------------------------------

(1)      Member of the Compensation Committee
(2)      Member of the Audit Committee

OTHER INFORMATION ABOUT NOMINEES

     YALE T. DOLGINOW has been President, Chief Executive Officer and a director of the Company since 1986. From 1982 to 1986, Mr. Dolginow served as President and Chief Executive Officer of Carlson Catalog Showrooms, Inc., which was a chain of 59 catalog showrooms located throughout the Midwest. From 1981 to 1982, Mr. Dolginow served as Assistant to the President of Dayton Hudson Corporation, k/n/a Target Corporation. From 1978 to 1980, Mr. Dolginow served as President of Modern Merchandising, Inc., a 70-store retail chain operating in several markets, and as Executive Vice President from 1977 to 1978. From 1968 until 1976, Mr. Dolginow was the Chief Executive Officer and President of Dolgin's, Inc., a chain of catalog showroom stores that operated in the Kansas City and St. Louis metropolitan markets. Mr. Dolginow is a director of Richfield Bank & Trust Co. and Bet Shalom Congregation. Mr. Dolginow and Diane C. Dolginow are husband and wife.

     ARTHUR H. COBB has been a director of the Company since 1992. He is a consultant and certified public accountant. Since 1978, he has been engaged in providing financial consulting services and is President of Cobb & Associates, Ltd. Mr. Cobb was a partner with Peat Marwick Mitchell & Co., k/n/a KPMG LLP, a public accounting firm.

     DIANE C. DOLGINOW has been a director of the Company since 1986 and Secretary since August 1997. Ms. Dolginow was a director of Dolgin's Inc. from 1968 to 1976, and since 1994 has been a director on the National Advisory Board of School of Education at the University of Kansas. Ms. Dolginow and Mr. Dolginow are husband and wife.

     MARVIN W. GOLDSTEIN has been a director of the Company since December 1996. Mr. Goldstein is currently a private investor. From April 1997 through August 1997, Mr. Goldstein was Executive Vice President and Chief Operating Officer of Regis Corp., a national chain of hair salons. From August 1995 through April 1997, Mr. Goldstein was Chairman of the Board, Chief Executive Officer and President of Pet Food Warehouse, Inc., a specialty retailer. From February 1988 to September 1994, Mr. Goldstein served in various positions at the Department Store Division of Dayton Hudson Corporation, k/n/a/ Target Corporation, including President and Chief Operating Officer, and Chairman and Chief Executive Officer. Mr. Goldstein is a director, and serves on the compensation committee, of each of the following companies: Ali-Mac, A.R.C.A., Inc., Buffets, Inc., Fieldworks, Inc., Greenspring Company, KBGear, Kidboard, Inc., Red Tag.com, and Wilson's The Leather Experts. With the exception of A.R.C.A., Inc., Buffets, Fieldworks, Inc. and Wilson's The Leather Experts, all of the foregoing companies are privately held companies.

     JEFFREY S. HALPERN has been a director of the Company since 1997. He has been Chairman of the Board and Chief Executive Officer of Southwest Casino and Hotel Corp. since 1993. Mr. Halpern was a partner in the law firm of Popham, Haik, Schnobrich & Kaufman, Ltd. from 1989 until 1993, and a founding partner of Halpern & Druck from 1980 to 1989.

     MARTIN A. MAYER has been a director of the Company since 1992. He has been an independent financial consultant since 1992. Mr. Mayer was a partner with Peat Marwick Mitchell & Co., k/n/a KPMG LLP, a public accounting firm, from 1973 until 1992. Mr. Mayer is a certified public accountant. Mr. Mayer is a director of Direct III Marketing.

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

         The Board of Directors met, or took action by written consent, six times during fiscal 1999. All of the directors attended at least 75% of the aggregate number of meetings of the Board and all such committees on which they served during fiscal 1999.

         The Board has established and maintains an Audit Committee and a Compensation Committee. The Audit Committee provides assistance to the Board in satisfying its responsibilities relating to accounting, auditing, operating and reporting practices of the Company, and reviews the annual financial statements of the Company, the selection and work of the Company's independent auditors and the adequacy of internal controls for compliance with corporate policies and directives. During fiscal 1999, the Audit Committee consisted of Messrs. Cobb, Goldstein and Mayer, and met twice. Mr. Cobb, Mr. Goldstein and Mr. Mayer will serve as members of the Audit Committee during fiscal 2000.

         The Compensation Committee makes recommendations to the Board concerning the compensation of the Company's directors, executive officers and key managers, and acts on such other matters relating to their compensation as it deems appropriate. In addition, the Compensation Committee administers the Company's 1997 Stock Option and Compensation Plan (the "1997 Plan"), and thus it has the right to determine grants and terms of awards. The Compensation Committee consisted of Messrs. Dolginow, Goldstein, Halpern and Mayer in fiscal 1999, and met, or took written action, once during fiscal 1999.

DIRECTOR COMPENSATION

         DIRECTORS' FEES. The Company pays non-employee directors $10,000 per year. All out-of-pocket expenses incurred on behalf of the Company are reimbursed.

         OPTIONS. Eligible directors also participate in the Director Stock Option Plan (the "Director Plan"). The Board administers the Director Plan. Pursuant to the terms of the Director Plan, upon election to the Board, each non-employee director will be automatically granted a non-statutory option to purchase 10,000 shares of Common Stock at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. Such options vest in one-third increments beginning on the first anniversary of the date of grant and on each of the next two anniversaries of such date. On September 9, 1999, pursuant to the Company's 1997 Stock Option and Compensation Plan (as amended), the Board granted each of its non-employee directors a non-statutory option to acquire 20,000 shares of Common Stock at an exercise price of $2.00 per share, the closing sale price of the Company's Common Stock on the date of grant. Each of these options have a term of 10 years from the date of grant and vest in one-third increments beginning on the first anniversary of the date of grant and on each of the next two anniversaries of such date. See "Change in Control Arrangements."

         CONSULTING SERVICES. In fiscal 1999, the Company paid Martin A. Mayer $25,000 plus expenses for consultation and strategic planning services Mr. Mayer rendered to the Company in connection with senior management strategic planning meetings.

         COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. The following were members of the Compensation Committee for fiscal 1999: Yale T. Dolginow, Jeffrey S. Halpern, Marvin W. Goldstein and Martin A. Mayer. Mr. Dolginow served in fiscal 1999 as the Chairman of the Board of Directors, President and Chief Executive Officer of the Company.

                      PRINCIPAL SHAREHOLDERS AND BENEFICIAL
                             OWNERSHIP OF MANAGEMENT

         The following table sets forth information regarding the beneficial ownership of the Common Stock of the Company as of March 1, 2000, unless otherwise noted, by (a) each shareholder who is known by the Company to beneficially own more than 5% of the outstanding Common Stock; (b) each director and nominee for election to the Board; (c) each executive officer named in the Summary Compensation Table (see page 9 of this Proxy Statement); and (d) all executive officers and directors of the Company as a group. The address for all executive officers and directors of the Company is 7630 Excelsior Boulevard, Minneapolis, Minnesota 55426.


                                                                                      SHARES OF COMMON STOCK
                                                                                      BENEFICIALLY OWNED (1)
                                                                                   --------------------------
                                                                                                   PERCENT OF
NAME                                                                                AMOUNT          CLASS (2)
----                                                                               --------------  ----------
Yale T. Dolginow.......................................................            1,917,443  (3)        41.3%

Arthur H. Cobb.........................................................               11,417  (4)          *

Diane C. Dolginow .....................................................                    0  (5)          *

Marvin W. Goldstein....................................................               20,417  (4)          *

Jeffrey S. Halpern.....................................................               10,417  (4)          *

Martin A. Mayer .......................................................               53,740  (6)         1.2%

Brent D. Schlosser.....................................................              286,375  (7)         6.2%

Cheryl W. Newell.......................................................               20,000  (8)          *

Steven R. Anderson.....................................................                7,967  (9)          *

Steven P. Durst........................................................               11,200 (10)          *

Wellington Management Company LLP
75 State Street                                                                      444,900 (11)         9.6%
Boston, Massachusetts 02109............................................

All current directors and executive officers
 as a group (9 persons) ...............................................            2,059,599 (12)        44.2%

-----------------------------------
* Less than 1% of the outstanding shares.

(1) Shares not outstanding but deemed beneficially owned by virtue of the right of a person or member of a group to acquire them within 60 days are treated as outstanding only when determining the amount and percent owned by such person or group. Unless otherwise noted, individuals or entities possessing sole voting and investment power with respect to such shares of Common Stock hold all of the shares shown.

(2) Calculated based on 4,639,475 shares of Common Stock outstanding as of March 1, 2000 plus such amount such person may have the right to acquire within 60 days.

(3) Includes 300,000 shares owned individually by Mr. Dolginow's three daughters (100,000 shares each) and 1,000 shares held in trust for one of Mr. Dolginow's daughters.

(4) Includes options to purchase 10,417 shares of Common Stock exercisable within 60 days.

(5) Does not include shares beneficially owned by Yale T. Dolginow, Ms. Dolginow's husband.

(6) Includes options to purchase 48,740 shares of Common Stock exercisable within 60 days, of which 38,323 shares represent shares issuable upon exercise of a stock option granted to Mr. Mayer by Mr. Dolginow.

(7)    Mr. Schlosser resigned from the Company in December 1999.

(8) Includes options to purchase 17,000 shares of Common Stock exercisable within 60 days.

(9) Includes options to purchase 7,467 shares of Common Stock exercisable within 60 days.

(10) Includes options to purchase 11,200 shares of Common Stock exercisable within 60 days.

(11) Based solely on a Schedule 13G dated December 31, 1999, reporting beneficial ownership of 444,900 shares of Common Stock held by Wellington Management Company, LLP ("WMC"), as an investment adviser, which are all held of record by clients of WMC. WMC has shared voting power over 219,900 shares and shared dispositive power over 444,900 shares.

(12) Includes options to purchase 115,656 shares of Common Stock exercisable within 60 days.

                    EXECUTIVE COMPENSATION AND OTHER BENEFITS

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

         The following table provides summary information concerning cash and non-cash compensation for each of the last three fiscal years paid to or earned by the Company's President and Chief Executive Officer and the four other most highly compensated executive officers of the Company, each of whose total annual salary and bonus exceeded $100,000 in the fiscal year ended January 28, 2000 (the "Named Executive Officers").

                                    SUMMARY COMPENSATION TABLE


                                                                      LONG-TERM
                                         ANNUAL COMPENSATION        COMPENSATION
                                         -------------------        ------------
                                                                     SECURITIES
NAME AND                        YEAR    SALARY ($)    BONUS          UNDERLYING             ALL OTHER
                                ----    ----------    -----
PRINCIPAL POSITION                                      ($)          OPTIONS (#)       COMPENSATION ($)(1)
------------------                                      ---          -----------       -------------------
Yale T. Dolginow                1999     $285,000      $---              ---                 $27,405
PRESIDENT AND                   1998      285,000       ---              ---                  27,405
CHIEF EXECUTIVE OFFICER         1997      285,000       ---              ---                  27,335

Brent D. Schlosser (2)          1999      145,000       ---              ---                   1,450
FORMER EXECUTIVE VICE           1998      145,000       ---              ---                   1,394
PRESIDENT                       1997      145,000       ---              ---                   1,450

Cheryl W. Newell (3)            1999      139,000       ---              ---                   1,342
VICE PRESIDENT AND              1998      125,000    15,000           17,000                     481
CHIEF FINANCIAL OFFICER         1997       62,700       ---           17,000                     ---

Steven R. Anderson (4)          1999      135,000       ---              ---                      53
VICE PRESIDENT AND              1998       20,700       ---           22,400                     ---
CHIEF INFORMATION OFFICER

Steven P. Durst (5)             1999      114,400       ---              ---                   1,023
VICE PRESIDENT OF               1998       93,500    10,000           11,200                     787
MERCHANDISING                   1997       70,000     5,000           11,200                     700


(1) Represents amounts of matching contributions made by the Company to the Named Executive Officers' respective 401(k) accounts, except for Mr. Dolginow which amounts also includes $25,727 for each year as the value of benefits for Mr. Dolginow, determined as prescribed by the Securities and Exchange Commission for such valuations, under a "split-dollar" life insurance arrangement for fiscal 1999, 1998 and 1997, respectively.

(2)  Mr. Schlosser resigned from the Company in December 1999.

(3) Ms. Newell has been Vice President and Chief Financial Officer of the Company since August 1997.

(4) Mr. Anderson has been Vice President and Chief Information Officer of the Company since November 1998.

(5) Mr. Durst has been Vice President of Merchandising since June 1998 and has been with the Company since 1995.

OPTION GRANTS AND EXERCISES


         No options were granted to or exercised by any of the Named Executive Officers during the fiscal year ended January 28, 2000.

         The following table summarizes the number and value of options held by the Named Executive Officers as of January 28, 2000.


                                                   NUMBER OF                          VALUE OF UNEXERCISED
                                             UNEXERCISED OPTIONS AT                   IN-THE-MONEY OPTIONS
                                              JANUARY 28, 2000(#)                 AT JANUARY 28, 2000($)(1)(2)
                                              --------------------                ----------------------------

              NAME                     EXERCISABLE        UNEXERCISABLE        EXERCISABLE         UNEXERCISABLE
              ----                     -----------        -------------        -----------         -------------
      Yale T. Dolginow                      ---                 ---                $---                 $---

      Brent D. Schlosser (3)                ---                 ---                 ---                  ---

      Cheryl W. Newell                   17,000              17,000                 ---                  ---

      Steven R. Anderson                  7,467              14,933                 ---                  ---

      Steven P. Durst                    11,200              11,200                 ---                  ---


(1) Based on the January 28, 2000 closing price of the Common Stock of $1.44.

(2) The "Value of Unexercised In-the-Money Options" amounts are calculated based on the excess of the market value of the Common Stock at January 28, 2000 over the exercise price. The exercise price of options may be paid in cash or in shares of the Company's Common Stock valued at fair market value on the day prior to the date of exercise.

(3)      Mr. Schlosser resigned from the Company on December 6, 1999.

EMPLOYMENT AGREEMENTS

      In July 1997, the Company entered into an employment agreement with Cheryl
W. Newell pursuant to which she serves as Chief Financial Officer of the Company. Pursuant to Ms. Newell's employment agreement, she receives an annual base salary of $115,000, subject to increase by the Board based upon performance, appropriate industry guideline data and other factors. Ms. Newell may also receive an annual bonus based upon her performance. Upon the completion of the Company's initial public offering of its Common Stock, Ms. Newell received an option to purchase 17,000 shares of the Company's Common Stock as provided in her employment agreement. Pursuant to such agreement, Ms. Newell may not during the agreement term or for one year thereafter disclose confidential information about the Company and may not compete with the Company for a two-year period after any termination of her employment with the Company. Ms. Newell may terminate her employment with the Company upon 30 days' written notice to the Company at any time for any reason.

         Mr. Schlosser resigned from his position at the Company effective December 6, 1999. Pursuant to a Separation Agreement between the Company and Mr. Schlosser, the Company paid Mr. Schlosser his salary for four months. Through this salary continuation period, the Company agreed to continue to pay its share of employee benefit coverage for health, life, and dental insurance. In consideration for these payments and other benefits received by Mr. Schlosser pursuant to the Separation Agreement, Mr. Schlosser agreed not to compete with Paper Warehouse for one year.

CHANGE IN CONTROL ARRANGEMENTS

      Under the Company's 1997 Stock Option and Compensation Plan, as amended (the "1997 Plan"), if a change in control (as described below) of the Company occurs, then, unless otherwise determined by the Board of Directors and a majority of the "continuing directors" (as defined below), (i) the restrictions on all shares of Restricted Stock Awards lapse immediately, (ii) all outstanding Options and Stock Appreciation Rights will become exercisable immediately, and
(iii) all Performance shares shall be deemed to be met and payment made immediately for purposes of the 197 Plan. Under the 1997 Plan a "change in control" occurs when (i) any person or group becomes the beneficial owner of 30% or more of any equity security of the Company entitled to vote for the election of directors; (ii) a majority of the members of the Board are replaced within the period of less than two years by directors not nominated and approved by the Board; or (iii) the shareholders of the Company approve an agreement to merge or consolidate with or into another corporation or an agreement to sell or otherwise dispose of all or substantially all of the company's assets (including a plan of liquidation). Under the 1997 Plan "continuing directors" are defined as (a) directors who were in office prior to (1) the occurrence of or public announcement of a "change in control" or (2) any person publicly announcing an intention to acquire 20% or more of any equity security of the Company, (b) directors in office for a period of more than two years, and (c) directors nominated and approved by the "continuing directors".

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee (the "Compensation Committee") of the Board has generally made decisions on compensation of the Company's executives. In fiscal 1999, the Compensation Committee consisted of Messrs. Dolginow, Goldstein, Halpern and Mayer. Messrs. Goldstein, Halpern and Mayer are non-employee directors. All decisions by the Compensation Committee relating to the compensation of the Company's executive officers are reviewed by the full Board. Pursuant to rules designed to enhance disclosure of the Company's policies toward executive compensation, set forth below is a report prepared by the Compensation Committee addressing the Company's compensation policies for the fiscal year ended January 28, 2000, as they affected the Company's Named Executive Officers.

         The Compensation Committee's executive compensation policies are designed to:

         - align the long-term interests of management with those of the Company's shareholders,

         - provide competitive levels of compensation that integrate pay with the Company's annual objectives and long-term goals,

         -        reward above average corporate performance,

         -        recognize individual initiative and achievements, and

         - assist the Company in attracting and retaining qualified executives.

         Executive compensation is set at levels that the Compensation Committee believes to be competitive with those offered by employers of comparable size, growth and profitability in the Company's industry.

         There are three elements in the Company's executive compensation program, all determined by individual and corporate performance: base salary compensation, bonus compensation and long-term incentive compensation. In determining each component of compensation, the Compensation Committee considers an executive's total compensation package. Base salary compensation is determined by the potential impact the individual may have on the Company, the skills and experiences required by the individual's position, comparisons with comparable companies and the performance and potential of the incumbent in the position.

         The Compensation Committee determines compensation by reviewing competitive compensation data and subjectively considering the overall scope of each position and its strategic importance to the Company, evaluating the executive's performance and length of time since the executive's last salary adjustment and bonus. Based on the above criteria, the Company's executive compensation program for fiscal 1999 did not provide for the payment of annual bonuses to Mr. Dolginow or any of the other four most highly compensated executive officers.

         Long-term incentive compensation under the Company's 1997 Plan is designed to align the long-term interests of management with those of the Company's shareholders, integrate compensation with the Company's annual objectives and long-term goals, reward above-average corporate performance, recognize individual initiative and achievements and assist in the retention of executives. The Compensation Committee makes recommendations to the Board regarding the granting of awards under the 1997 Plan to executives and key personnel. Awards vest and options become exercisable based upon criteria established by the Company. In light of the significant equity ownership of Mr. Dolginow and Mr. Schlosser, the Compensation Committee did not recommend, and no awards were granted under the 1997 Plan to either Mr. Dolginow or Mr. Schlosser in fiscal 1999. During fiscal 1999, the Compensation Committee did not recommend, and no awards were granted to Ms. Newell, Mr.
Durst or Mr. Anderson.

         SECTION 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the deductibility of certain compensation paid to the Chief Executive Officer and each of the Named Executive Officers of a publicly held corporation to $1,000,000. In fiscal 1999, the Company did not pay "compensation" within the meaning of
Section 162(m) to such Named Executive Officers in excess of $1,000,000, and does not believe it will do so in the foreseeable future. The Company does not have a policy at this time regarding qualifying compensation paid to its executive officers for deductibility under Section 162(m), but will formulate such a policy if compensation levels ever approach $1,000,000.

                                                     COMPENSATION COMMITTEE
                                                     ----------------------

                                                     Yale T. Dolginow
                                                     Marvin W. Goldstein
                                                     Jeffrey S. Halpern
                                                     Martin A. Mayer

STOCK PERFORMANCE GRAPH

         In accordance with the rules of the Securities and Exchange Commission ("SEC"), the following performance graph compares for the period from November 25, 1997 (the date of the Company's initial public offering) to January 28, 2000, the yearly cumulative total shareholder return on the Company's Common Stock on the Nasdaq National Market with the yearly cumulative total return over the same period on the Nasdaq Stock Market of all domestic issuers traded on the Nasdaq National Market and Small Cap Market (the "Nasdaq Market Index") and the total return of the Nasdaq Retail Trade Index. The comparison assumes the investment of $100 on November 25, 1997 in each of the Company's Common Stock, the Nasdaq Market Index and the Nasdaq Retail Trade Index, and that any dividends paid were reinvested in the same security.






                   COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
         PAPER WAREHOUSE, INC., NASDAQ MARKET INDEX AND PEER GROUP INDEX

           COMPANY/INDEX/MARKET                          11/25/97      1/30/98      1/29/99      1/28/00
           --------------------                          --------      -------      -------      -------

           Paper Warehouse, Inc.                           100.00        80.99        28.10        19.01

           NASDAQ Retail Trade Index                       100.00       101.63       124.17       101.83

           NASDAQ Market Index                             100.00       101.43       158.30       239.79

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company employs Steven P. Durst as Vice President of Merchandising, a position he has held since June 1998. Prior to that time, Mr. Durst was the Company's Vice President of Information Systems since 1997. From 1995 to 1997, Mr. Durst was the Company's Director of Information Systems. Mr. Durst is the son-in-law of Yale T. and Diane C. Dolginow, the President and Chief Executive Officer and Secretary of the Company, respectively. During fiscal 1999, the Company paid Mr. Durst $114,400 in annual compensation.

         Prior to its initial public offering, the Company was treated as an S-Corporation under the Code for federal and certain state income tax purposes. As a result, earnings of the Company were taxed directly to its then shareholders, Mr. Dolginow and Mr. Schlosser (the "Private Shareholders") rather than to the Company. To provide the Private Shareholders with the funds to pay income taxes on such earnings and as a return on their investment, the Company paid annual distributions to the Private Shareholders. In connection with the completion of its initial pubic offering, the Company converted from an S-Corporation to a C-Corporation under the Code.

         The Company and the Private Shareholders are parties to an S-Corporation Tax Allocation and Indemnification Agreement (the "Tax Agreement") relating to their respective income tax liabilities. The Tax Agreement indemnifies the Private Shareholders for any adjustments causing an increase in the Private Shareholders' federal and state income tax liability (including interest and penalties) related to the Company's tax years prior to the completion of the Company's initial public offering, unless such adjustments result in or are related to a corresponding decrease in the Private Shareholders' federal and state income tax liability with respect to another S-Corporation taxable year. Subject to certain limitations, the Tax Agreement also provides that the Company will be indemnified by the Private Shareholders with respect to federal and state income taxes (plus interest and penalties) related to shifting from an S-Corporation taxable year to a corporate taxable year following the completion of the Company's initial public offering. Since the Private Shareholders have not given any security for their indemnification obligation, the Company's ability to collect such payments would depend upon the financial condition of the Private Shareholders at the time any such indemnification obligation arose. The Company is not aware of any tax adjustments that may arise under the Tax Agreement. The Tax Agreement further provides that to the extent that the accumulated taxable income of the Company prior to its conversion to a C-Corporation was less than the S-Corp Dividend, the Private Shareholders would make a payment equal to such difference to the Company, and if such accumulated taxable income was greater than the aggregate amount of the S-Corp Dividend, the Company would make an additional distribution equal to such difference to the Private Shareholders, in either case, with interest thereon. Any payment made by the Company to the Private Shareholders pursuant to the Tax Agreement may be considered by the Internal Revenue Service or the state taxing authorities to be nondeductible by the Company for income tax purposes.

         Mr. Dolginow is a director of Richfield Bank & Trust Co. ("RB&T"). The Company had a $7.5 million line of credit with RB&T, which was repaid in full on June 7,1999. In June 1995, RB&T loaned the Company $525,000 to finance, in part, the acquisition of the Company's corporate headquarters. This loan was repaid in full on April 8, 1999. Mr. Dolginow also personally guaranteed a loan to the Company from the U.S. Small Business Administration in the original principal amount of $433,000, the proceeds of which were also used to finance, in part, the acquisition of the Company's corporate headquarters. The loan was repaid in full and the guaranty released on March 18, 1999.

         On February 23, 2000, Yale Dolginow, our Chairman and Chief Executive Officer signed a letter of intent to purchase our corporate office building at fair market value, to be determined by an outside appraisal. The transaction is contingent upon a satisfactory purchase and lease agreement, is subject to financing and is expected to be completed by the end of the second quarter of fiscal 2000.

         In March 2000, Yale T. Dolginow, our Chairman and Chief Executive Officer, through Wells Fargo, N.A. issued a $1.2 million Standby Letter of Credit in favor of Fleet Retail Finance, Inc. as beneficiary. The Standby Letter of Credit expires on December 6, 2000, although it may expire as early as September 2000 assuming certain conditions are met. This Standby Letter of Credit caused Fleet Retail Finance, Inc., the lender for our revolving line of credit, to provide us with up to a $1.2 million overadvance on our revolving line of credit. We have agreed to indemnify Mr. Dolginow for any liability he may incur in connection with the Standby Letter of Credit.

         The Company believes that all prior transactions between the Company; its officers, directors or other affiliates of the Company have been on terms no less favorable than could have been obtained from unaffiliated third parties. Any future transactions and loans with officers, directors or 5% beneficial shareholders of the Company's Common Stock will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties and will be approved by a majority of the independent outside members of the Company's Board of Directors who do not have an interest in the transactions.


                         INDEPENDENT PUBLIC ACCOUNTANTS

         The Company does not intend to request that the shareholders approve the selection of Grant Thornton LLP, independent auditors, for fiscal 2000. The Company has requested and expects, however, a representative of Grant Thornton LLP to be present at the Annual Meeting. Such representative will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers and all persons who beneficially own more than 10% of the outstanding shares of the Company's Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of the Company's Common Stock. Executive officers, directors and greater than 10% beneficial owners are also required to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based upon a review of the copies of such reports furnished to the Company during the year ended January 28, 2000 and written representations by such persons, none of the directors, officers and beneficial owners of greater than 10% of the Company's Common Stock failed to file on a timely basis the forms required by Section 16(a) of the Exchange Act.


                  SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

         Shareholder proposals intended to be presented in the Company's proxy materials relating to the next annual meeting of shareholders must be received by the Company at its principal executive offices on or before January 6, 2001, and must satisfy the requirements of the proxy rules promulgated by the SEC.

         A shareholder who wishes to make a proposal at the next annual meeting of shareholders without including the proposal in the Company's proxy materials must notify the Company by March 19, 2001. If a shareholder fails to give notice by this date, then the persons named as proxies in the proxy card solicited by the Company for the next annual meeting of shareholders will have discretionary authority to vote on the proposal.

                                  OTHER MATTERS

         The management of the Company does not intend to present other items of business and knows of no items of business that are likely to be brought before the Annual Meeting except those described in this Proxy Statement. However, if any other matters should properly come before the Annual Meeting, the persons named in the enclosed proxy card will have discretionary authority to vote such proxy in accordance with their best judgment on such matters.

                                  MISCELLANEOUS

         THE COMPANY WILL FURNISH WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K (EXCLUSIVE OF EXHIBITS) FOR THE FISCAL YEAR ENDED JANUARY 28, 2000 TO EACH PERSON WHO WAS A SHAREHOLDER OF THE COMPANY AS OF APRIL 30, 2000, UPON RECEIPT FROM ANY SUCH PERSON OF A WRITTEN REQUEST FOR SUCH AN ANNUAL REPORT. SUCH REQUEST SHOULD BE SENT TO: PAPER WAREHOUSE, INC., 7630 EXCELSIOR BOULEVARD, MINNEAPOLIS, MINNESOTA 55426; ATTN: SHAREHOLDER INFORMATION.

                                  BY ORDER OF THE BOARD OF DIRECTORS

                                  /s/ Yale T. Dolginow

                                           Yale T. Dolginow

                                           CHAIRMAN OF THE BOARD
                                           PRESIDENT AND CHIEF EXECUTIVE OFFICER



May 10, 1999
Minneapolis, Minnesota

                          PAPER WAREHOUSE, INC.

                  2000 ANNUAL MEETING OF STOCKHOLDERS

                          FRIDAY, JUNE 9, 2000
                              10:00 a.m.

                         CORPORATE HEADQUARTERS
                        7630 EXCELSIOR BOULEVARD
                       MINNEAPOLIS, MINNESOTA 55426

     PAPER WAREHOUSE, INC.                                                PROXY
-------------------------------------------------------------------------------

                    THE BOARD OF DIRECTORS SOLICITS THIS PROXY

     The undersigned hereby appoints YALE T. DOLGINOW and CHERYL W. NEWELL, and each of them, as Proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of common stock of Paper Warehouse, Inc. held of record by the undersigned on April 30, 2000, at the Annual Meeting of Shareholders to be held on June 9, 2000, or any adjournment thereof.

                       SEE REVERSE FOR VOTING INSTRUCTIONS.

                             - PLEASE DETACH HERE -

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1 AND
                FOR ALL OF THE NOMINEES LISTED IN THE PROPOSAL 2.
               PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
                    PROMPTLY USING THE ENCLOSED ENVELOPE.

1. Proposal to decrease the number of directors on the Board of Directors to six:

                       / /  For    / / Against    / /  Abstain

2. Election of directors:  01 Arthur H. Cobb      02 Yale T. Dolginow
                           03 Diane C. Dolginow   04 Marvin W. Goldstein
                           05 Jeffrey S. Halpern  06 Martin A. Mayer

                      / /  For All   / / Against All    / / Abstain
                           Except
                           nominee(s)
                           written below.

(Instructions: To withhold authority to vote for    -------------------------
indicated nominee, write the number(s) of the       /                       /
nominee(s) in the box provided to the right.)      -------------------------

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND FOR ALL NOMINEES NAMED IN PROPOSAL 2 ABOVE. WHEN JOINT TENANTS HOLD SHARES, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP OR A LIMITED LIABILITY COMPANY, PLEASE SIGN IN PARTNERSHIP OR APPLICABLE ENTITY NAME BY AN AUTHORIZED PERSON.

Address Change? / / Indicate changes below.

                                           Dated:                        , 2000
                                                 ------------------------

                                            -----------------------------------
                                           /                                  /
                                           -----------------------------------
                                                        Signature